Exhibit 23.2

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Colfax Corporation of our report dated October 7, 2011 relating to the financial statements of Charter International plc as of December 31, 2010 and 2009 and for the years ended December 31, 2010, 2009 and 2008, which appears in the proxy statement filed by Colfax Corporation (File no. 001-34045) on December 19, 2011. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

London

February 23, 2012